Exhibit 99.1

November 17, 2023

Dear Shareholders,
CIM Real Estate Finance Trust, Inc. (CMFT) has announced the following update as of November 14, 2023:
•CMFT has increased its monthly dividend rate during the first quarter of 2024 to $0.0375 per share, representing a 2.18% increase from the prior quarter. Inclusive of this increase, CMFT has raised its dividend 10.6% since Q4 2022.
•Effective November 14, 2023, CMFT has updated its net asset value (NAV) to $6.31 per share as of 9/30/2023, representing a 3.96% decrease from the previous year’s NAV per share as of 9/30/2022.

Summary
CMFT’s dividend increase is a direct result of the fund’s continued success in executing its business plan of investing in floating rate credit investments, which have increased the fund’s earnings as interest rates have risen. We believe that our focus on commercial real estate credit has positioned CMFT to continue its success in today’s dislocated market.
We believe that the modest decline in NAV is largely reflective of the fact that a large portion of our portfolio investments were made after the height of the COVID pandemic. Despite strong fundamentals, CMFT’s investments in both real estate equity and credit have seen a reduction in value this year due to dramatic increases in interest rates. Generally, as interest rates increase, the value of real estate declines, affecting both equity and credit investments. However, the effect on CMFT’s portfolio has been mitigated by the recent vintage of our investments and the fact that the portfolio is largely floating rate.
Although the current environment is challenging for commercial real estate assets, we believe that CMFT is well positioned with a diverse portfolio and an emphasis on maintaining low leverage relative to comparable mortgage REITs.1 As of September 30, 2023, CMFT’s $6.6 billion portfolio consisted of 73.7% credit investments, 18.9% real estate investments and 7.4% cash and other investments.

Third Dividend Rate Increase Since Q4 2022
On November 13, 2023, CMFT announced its third dividend increase since Q4 2022. In the aggregate, CMFT has increased its dividend 10.6% ($0.0108 per share per quarter) from $0.1017 per share per quarter in Q4 2022 to $0.1125 per share per quarter in Q1 2024.
CMFT’s Board of Directors (the “CMFT Board”) approved a 2.18% increase to $0.0375 per share per month, or $0.1125 per share for Q1 2024, up from $0.1101 per share in the fourth quarter of 2023. The increase will be reflected in your monthly dividend payment beginning with the January dividend, which is payable on February 1, 2024.

2023 Valuation
CMFT recently conducted its annual valuation process to determine an updated estimated per share NAV. Effective November 14, 2023, the CMFT Board has approved an estimated per share NAV of CMFT’s common stock of $6.31
1 Based on September 30, 2023 publicly available information.

as of September 30, 2023. The previous per share NAV determined by the CMFT Board was $6.57 as of September 30, 2022. The new estimated per share NAV will not affect your per share monthly dividend.
About the Valuation
CMFT engaged a third-party valuation firm to assist the CMFT Board with determining an estimated per share NAV and a valuation range of CMFT’s common stock. The updated estimated per share NAV was determined and approved by the CMFT Board based on the recommendation of its Audit Committee, which is comprised solely of independent directors.
The updated estimated per share NAV was determined based upon the estimated market value of CMFT’s assets, less the estimated market value of its liabilities, divided by the total shares outstanding, and performed in accordance with the valuation guidelines established by the Institute for Portfolio Alternatives (“IPA”) Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs.
Account Information
Effective November 14, 2023, your CMFT account balance reflects the new estimated per share NAV. Your fourth quarter 2023 account statement, which will arrive in January, will also reflect the new estimated per share NAV and include a notice about the update. You may view your account balance at any time by visiting www.cimgroup.com and clicking the “Login” link in the top right corner of the page.
If you participate in CMFT’s distribution reinvestment plan (“DRIP”), through which monthly distributions are reinvested in additional shares of stock, distributions will now be reinvested at the new estimated per share NAV instead of at the previously determined per share NAV. Please contact the CIM Shareholder Relations team at 866.907.2653 if you have any questions regarding your DRIP enrollment status.
We are proud of the strength of the CMFT portfolio, which has resulted in our ability to increase dividends in a challenging environment. CMFT’s primary goal is to create value for shareholders by providing sustainable and increasing dividends as we deploy capital and grow earnings while maintaining financial discipline.2
Thank you for your continued trust and support. If you have any questions, please contact your financial professional or the CIM Shareholder Relations team at 866.907.2653.

Sincerely,
The CMFT Management Team

Cautionary Statement Regarding Forward-Looking Information
This communication includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements can generally be identified as forward-looking because they include words such as “believes,” “anticipates,” “expects,” “would,” “could,” or words of similar meaning. Statements that describe future plans and objectives are also forward-looking statements. These statements are based on the current expectations of management for CMFT and on currently available industry, financial and economic data. Actual results may vary materially from those expressed or implied by the forward-looking statements, which are subject to a number of risks and uncertainties, many of which are out of CMFT’s control, including, but not limited to, those associated with the risk that liquidity opportunities may not be realized within an expected time period or at all; the availability of and access to the capital markets or other financing sources; the availability of suitable investment or disposition opportunities; general financial and economic conditions; legislative and regulatory changes; and other factors, including those set forth in the section entitled “Risk Factors” in CMFT’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and other reports filed by CMFT with the SEC, copies of which are available on the SEC’s website, www.sec.gov. Forward-looking statements are not guarantees of performance or results and speak only as of the date such statements are made. Except as required by law, CMFT does not undertake any obligation to update or revise any forward-looking statement in this communication, whether to reflect new information, future events, changes in assumptions or circumstances or otherwise.
2 There is no guarantee of any future dividends. The rate of future dividends, if any, will be determined by the CMFT Board, in its sole discretion.